Exhibit 1.16

Notice to U.S. Investors

The proposed transaction relates to the securities of CaixaBank, S.A. and Bankia, S.A., both companies incorporated in Spain. Information distributed in connection with the proposed transaction and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein are prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the proposed transaction, since the companies are located in Spain and some or all of their officers and directors are residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares otherwise than under the proposed transaction, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed transaction.

The ordinary shares of CaixaBank, S.A. have not been and are not intended to be registered under the U.S. Securities Act of 1933, as amended, and may not be offered or sold in the United States of America except pursuant to an applicable exemption from the registration requirements of such Act.

NOTICE OF CALL

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF BANKIA, S.A.

DECEMBER 2020

The Board of Directors of Bankia, S.A. ("Bankia" or the "Company") has agreed to call the shareholders to the Extraordinary General Meeting of Shareholders to be held in Valencia, at the Palacio de Congresos - Avenida de las Cortes Valencianas nº 60, on 1 December 2020, at 12:00 a.m., on first call or, if the necessary quorum is not reached, on second call, on 2 December 2020, at the same place and time. It is expected that it will be held on first call, in accordance with the following

AGENDA

1.	Approval of the merger by absorption of Bankia, S.A. by CaixaBank, S.A. with the extinction of the absorbed company and the transfer en bloc of all its assets and liabilities, universally, to the absorbing company, in accordance with the joint merger plan dated 17 September 2020. Replacement of the merger balance sheet with the semi-annual financial report of

Bankia, S.A. as closed at 30 June 2020. Admission to the special tax regime. Delegation of authority, with the authority to subdelegate.

2.	Approval of the performance of the Board of Directors.

3.	Delegation of authority to the Board of Directors, with authority to subdelegate, for the formal execution, interpretation, correction and implementation of the resolutions adopted at the General Meeting.

PARTICIPATION IN THE GENERAL MEETING IN VIEW OF THE CURRENT PUBLIC HEALTH RISK POSED BY THE COVID-19 PANDEMIC

Given the exceptional context derived from the situation generated by the Covid-19 pandemic and in order to preserve the general interests and health of the people, the Board of Directors recommends that shareholders exercise their voting and delegation rights prior to the General Meeting by means of remote communication or attend the General Meeting by telematic means, under the terms set out in this notice of call, thus avoiding as far as possible physical attendance at the place where the General Meeting will be held.

RIGHT TO SUBMIT NEW PROPOSED RESOLUTIONS

In accordance with the provisions of article 519 of the Corporations Act, shareholders representing 3% or more of the share capital may submit reasoned proposals for resolutions on matters already included or which should be included on the Agenda.

This right will be exercised by sending certifiable notice to the Company, which must be received at the registered office at Calle Pintor Sorolla, 8, 46002 Valencia, to the attention of the Secretary of the Board of Directors, within five days following publication of this notice of call.

This written notice must state the name or company name of the shareholder or shareholders making the request and must enclose the appropriate documentation —a copy of the Attendance, Proxy and Remote Voting Card or certificate of entitlement— evidencing shareholder status, in order to check this information against that provided by Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (Iberclear), and the content of the proposal or proposals made by the shareholder.

The Company will post on the website the proposed resolutions submitted by the shareholders and any attached documents as they are received.

RIGHT OF ATTENDANCE

Any individual or legal person that holds or represents at least 500 shares of Bankia registered in the name of the holder or, if applicable, of the represented person in the corresponding accounting register five days prior to the date on which the General Meeting is to be held is entitled to attend.

Shareholders who wish to physically attend the General Meeting must accredit their ownership of the corresponding 500 shares of the Company at the entrance to the premises where the General Meeting is held, by means of the corresponding Attendance, Proxy and Remote Voting Card, which will indicate the number, class and series of the shares they own, as well as the number of votes they may cast. The Card will be issued by the Company or by the custodians of the shares to the holders of the shares providing evidence of having registered them five days prior to the date on which the General Meeting is to be held on first call.

For the purposes of providing proof of identity of the shareholders or of those validly representing them, on entry to the venue where the General Meeting is to be held the attendees may be asked, together with presentation of the Attendance, Proxy and Remote Voting Card, for proof of identity through the presentation of the National Identity Card or any other current, official document that is generally accepted for these purposes. The venue will be open to shareholders who hold or represent at least 500 shares from 11:00 AM onward, both on first and on second call, as the case may be.

If the current regulations limiting the capacity of the premises where the General Meeting is held remain in force as a result of the situation generated by Covid-19, in any case and in order to respect the equality of treatment of shareholders, access to the premises will be in strict order of arrival of shareholders and representatives.

In the event that the aforesaid capacity limit is reached and therefore it is not possible for more people to attend the General Meeting, the shareholders or their representatives are warned that at that time it will no longer be possible to participate through alternative means (voting and proxy prior to the General Meeting by remote communication means or attendance by electronic means), and therefore it is especially advisable to participate and register in advance through any of the alternative channels under the terms provided in this announcement.

Notwithstanding the provisions of the preceding paragraphs, the requirements and rules for telematic attendance of shareholders and proxies are regulated in the "Telematic attendance at the General Meeting" section of this announcement.

PROXY AND REMOTING VOTING

Shareholders may appoint proxies and vote by remote means of communication before the General Meeting is held, in accordance with the provisions of articles 25 and 31 of the Bylaws and articles 8, 8 bis and 20 of the General Meeting Regulations. The mechanisms for on-line voting and appointment of proxies prior to the Meeting will be available on the Bankia website (www.bankia.com) as from 27 October 2020, and will be closed at midnight of the day before the date scheduled for holding the General Meeting on first call.

The person in whose favour the proxy and vote are granted shall attend the General Meeting in person, either physically or by telematic means, provided that he or she reaches the minimum number of shares conferring the right to attend. In the event that the representative physically attends the General Meeting, he must present the Attendance, Proxy and Remote Voting Card at the registration desks for entering shareholders, at the place and on the day indicated for the holding of the General Meeting and from one hour before the time scheduled for the beginning of the meeting. In the event that the representative attends the General Meeting telematically, he must follow the instructions provided in the "Telematic attendance at the General Meeting" section of this announcement.

Proxies may be revoked at any time and if the represented shareholder attends the General Meeting, whether physically or electronically, the proxy is automatically revoked. In any case, the provisions of paragraph "5. Deadline for delegation and voting prior to the General Meeting and priority rules" below must be complied with.

If the shareholder represented attends, the representative may not attend the General Meeting and if the representative attends, he or she will not be entitled to vote or participate in representation of that person and may be required to leave the General Meeting.

The proxy must be granted specifically for each General Meeting, in writing, and may be granted by remote means of communication.

If the shareholder has issued instructions, the representative will cast the vote in accordance with said instructions and is obliged to keep a copy of them for one year after the date of the General Meeting.

A proxy may represent more than one shareholder, with no limit regarding the number of shareholders represented. A proxy representing multiple shareholders may cast conflicting votes based on the instructions given by each shareholder.

The documents stating the proxies for the General Meeting must include at least the following information:

a)	Date on which the General Meeting is held and the Agenda.

b)	Identity of the represented shareholder and the proxy. If not specified, the proxy will be deemed to have been granted to the Chairman of the Board of Directors, without prejudice to the provisions below with regard to conflict of interests.

c)	Number of shares held by the shareholder granting the proxy.

d)	Instructions on the way in which to cast the vote of the shareholder granting the proxy on each point on the Agenda.

The rules set out in the preceding paragraphs do not apply if the representative is the spouse, ascendant or descendent of the represented shareholder and is accredited as such, or if said representative has general power of attorney granted by public deed, with powers to manage all of the represented shareholder’s property in Spain, and presents said deed as evidence thereof.

In all cases, the number of shares represented will be calculated to establish the quorum obtained for valid constitution of the General Meeting.

The Chairman of the General Meeting or the persons designated to manage the meeting will be deemed authorised to determine the validity of the proxies granted and compliance with the requirements for attendance at the General Meeting.

Shareholders casting votes remotely, whether by mail or on-line, will be considered to be in attendance for the purposes of the quorum of the General Meeting.

Pursuant to the provisions of the Bylaws and the Regulations of the General Meeting, the Board of Directors has developed the following rules applicable to remote proxies and voting prior to the General Meeting :

1.	Appointment of proxy by in-person or postal delivery

The shareholder may appoint a proxy by completing the Attendance, Proxy and Remote Voting Card issued and sent to the shareholder’s address or made available to the shareholders by the Company on its website (www.bankia.com). The Card must be duly signed by the shareholder and delivered to any of branches of the Bankia network or one of the Services Offices of the General Meeting, located at the following addresses:

Bankia, S.A. - Oficina de Atención a la Junta General de Accionistas.
Paseo de la Castellana nº 189, 28046 Madrid.

Bankia, S.A. - Oficina de Atención a la Junta General de Accionistas.
C/ Pintor Sorolla nº 8, 46002 Valencia.

The shareholder may likewise appoint a proxy by completing the Attendance, Proxy and Remote Voting Card issued and sent to the shareholder’s address, signing it and delivering it, for these purposes, by mail or any other similar courier service to the following address:

Bankia, S.A. - Dirección de Valores.
C/ Gabriel García Márquez nº 1, 28232 Las Rozas – Madrid.

Shareholders that are legal persons granting a proxy to a third party by mail must enclose a copy of the authorisation of the individual who signs the Attendance, Proxy and Remote Voting Card and provide evidence of the authorisation by any other legally valid means.

2.	Appointment by electronic means

Individuals may grant proxies or vote directly through the Electronic Service operational on the Bankia website (www.bankia.com), by complying with the related instructions, detailing the proxies granted and the identity of the shareholders granting the proxies, including their electronic signatures based on an Electronic User Certificate issued by the Spanish Royal Mint (FNMT-RCM) or electronic DNI.

All electronic proxies (except those granted to the Chairman of the Board of Directors, to Directors or to the General Secretary of Bankia) must be printed and submitted, together with the identification document, by the designated representatives, to the staff responsible for registering the shareholders on the day and place of holding the General Meeting, within one hour prior to the time scheduled for the General Meeting to begin. In the case of electronic delegations sent through the Electronic Service enabled on the Bankia website and made in favour of persons who are going to attend the General Meeting by electronic means, the Telematic Attendance Platform enabled for this purpose on the website (www.bankia.com) will indicate to the representatives attending by electronic means the delegations received in their favour so that, if appropriate, they can accept them.

3.	Voting prior to the General Meeting by in-person or postal delivery

The same procedure shall be followed as for remote delegation by in-person or postal delivery provided for in paragraph 1 above.

4.	Electronic voting prior to the General Meeting

Individuals may cast their vote directly through the Electronic Service operational on the Bankia website (www.bankia.com), following the relevant instructions and using their electronic signatures based on an Electronic User Certificate issued by the Spanish Royal Mint (FNMT-RCM) or electronic DNI.

5.	Proxy and voting period prior to the General Meeting and priority rules

5.1.	Time limits for receipt by the Company of proxy appointments and remote votes prior to the General Meeting, whether delivered in person or by mail or by electronic means:

Proxies granted and votes cast by means of remote communication must be received by the Company before midnight on the day prior to the scheduled date of the General Meeting on first call, i.e. before midnight on 30 November 2020.

Votes cast remotely may only be rendered null and void by subsequent express revocation made by the same means and within the same term as those relating to the votes cast, by personal attendance, either physically or electronically, at the meeting of the shareholders who cast the vote, or due to the sale of the shares entitling the shareholders to vote, provided this is known by Bankia.

A remote vote may not be changed once cast, except through personal attendance at the meeting, either physically or electronically, of the shareholder who cast the vote or, in the case of electronic voting, through a subsequent valid vote cast within the established term, or through the revocation of the vote cast electronically within the established term or through the submission of the vote, within the stipulated time limit, by way of the Attendance, Proxy and Remote Voting Card.

5.2.	Rules on priority of proxies, remote voting and attendance in person:

a)	Priority of proxies, remote voting and attendance in person:

Attendance in person at the General Meeting, either physically or electronically, of a shareholder who had previously granted a proxy or voted remotely, through whichever means for casting votes, will render said proxy or vote null and void, provided that the shareholder owns or represents at least 500 shares.

Votes cast through whichever means will render ineffective any proxy granted electronically or in writing either previously (in which case the proxy is deemed to have been revoked) or subsequently (in which case the proxy is deemed not to have been granted).

b)	Priority based on means used for granting the proxy or for casting the vote:

Where shareholders grant proxies validly both by electronic means and using the Attendance, Proxy and Remote Voting Card printed on paper, the latter takes priority over the former regardless of their respective dates.

Also, votes cast validly by handwritten signature on the Attendance, Proxy and Remote Voting Card printed on paper render votes made by electronic means ineffective, whether cast earlier or later.

c)	Priority based on the timing of the proxy appointment or vote:

Without prejudice to the provisions of section 5.2.b) above, which will take precedence over the provisions of this section, if a shareholder grants multiple proxies, the most recent proxy granted takes priority.

The same rule shall apply if a shareholder casts several votes, such that if a shareholder casts multiple and inconsistent votes, the vote cast most recently will have priority.

6.	Conflict of interest situations of the representative and rules of interpretation of the power of representation

Before being appointed, the proxy must advise the shareholder in detail as to whether a conflict of interest exists. If the conflict is subsequent to the appointment and the shareholder granting the proxy has not been advised of the possible existence of such conflict, the proxy-holder shall immediately inform the shareholder thereof. In both cases, if new instructions necessary for each of the matters in respect of which the proxy is to vote on behalf of the shareholder have not been received, the proxy must refrain from voting.

If the proxy has been validly granted in accordance with the law and the General Meeting Regulations but instructions are not included for casting the vote of if doubts arise as to the recipient or the scope of the proxy, it will be understood that: (i) the proxy is granted to the Chairman of the Board of Directors; (ii) it refers to all the proposals forming part of the Agenda of the General Meeting; (iii) the vote will be cast in favour of the proposals made by the Board of Directors; and (iv) it also covers any points that may arise outside the Agenda, in respect of which the representative will cast a vote in the way he or she considers appropriate having regard to the corporate interest.

Unless indicated otherwise by the represented shareholder, where the representative is involved in a conflict of interest, representation will be understood to be granted to the Chairman of the Meeting, and if the latter is in a conflict of interest, the Secretary of the General Meeting, except in those cases for which there are specific voting instructions for each of those points. If the Secretary of the General Meeting is also in a conflict of interest, he or she must abstain.

7.	Other matters

Any of the co-owners of a deposit of shares may vote, grant proxies or attend. The rules of priority among them established in section 5 above will apply. In any event, if there are co-owners of shares the provisions of article 126 of the Corporations Act will apply.

Shareholders who are legal entities and shareholders who are not residents of Spain must consult the Service Office for the General Meeting of Shareholders to adapt, with due safeguards, the mechanisms for remote voting and proxy appointments to their specific circumstances.

Where the shareholder is a legal entity, it must notify any amendment to, or revocation of, the powers of attorney of its representative and, accordingly, Bankia accepts no liability until this notification has been made and provided that this occurs before the General Meeting commences.

Transfer of shares entitling shareholders to vote, of which Bankia is aware at least five days before the date contemplated for holding the General Meeting, will render the votes cast and proxies granted null and void.

The shareholder is wholly responsible for custody of the electronic signature for using the electronic proxy appointment and voting service.

8.	Technical issues

Bankia reserves the right to modify, suspend, cancel or restrict the electronic voting and proxy mechanisms prior to the General Meeting when required or forced to do so for technical or security reasons.

Bankia will not be liable for any losses caused to the shareholders as a result of faults, overloads, line failures, connection failures, malfunctioning of the mail service or any other eventuality of an identical or similar nature beyond Bankia’s control that hinder the use of the electronic voting and proxy mechanisms prior to the General Meeting.

TELEMATIC ATTENDANCE AT THE GENERAL MEETING

Without prejudice to the provisions of the preceding paragraphs, in accordance with the provisions of article 31.6 of Bylaws and article 20 bis of the Regulations of the General Meeting of Shareholders, the Board of Directors of the Company has resolved that shareholders entitled to attend and their representatives may attend the General Meeting by electronic means.

In order to guarantee the identity of those attending, the correct and full exercise of their political rights, real-time interactivity and the appropriate development of the meeting, shareholders or representatives who wish to attend the General Meeting telematically must access the Telematic Attendance Platform through the "Telematic Attendance" link enabled for this purpose on the Company's website (www.bankia.com). Once the shareholder or its representative has registered on the Telematic Attendance Platform, it may attend, intervene and vote at the General Meeting through remote communication means in real time, all in accordance with the terms set out in the following sections.

Likewise, the person attending telematically will be able to follow the entire course of the General Meeting, which will be transmitted live (streaming) through the corporate website (www.bankia.com).

1.	Prior registration of shareholders and representatives and connection:

Shareholders who wish to attend the General Meeting by electronic means must:

a)	Pre-registration:

Register on the Telematic Attendance Platform enabled for this purpose on the website (www.bankia.com) following the instructions established therein, accrediting their identity between 8:00 a.m. on 20 November 2020 and 23:59 p.m. on 30 November 2020, by one of the following means: (i) the National Electronic Identity Document; or (ii) an electronic signature based on an Electronic User Certificate issued by the Fábrica Nacional de Moneda y Timbre - Real Casa de la Moneda (FNMT-RCM). No registration of attendees will be accepted outside this period. The Company reserves the right to ask shareholders for any additional means of identification it deems necessary to verify their status as shareholders and to guarantee the authenticity of the vote or delegation.

b)	Connection as a telematic attendee:

Once registered in accordance with section a) above, the shareholder must connect as a telematic attendee by accessing the Telematic Attendance Platform set up for this purpose on the website (www.bankia.com), between 8:00 am and 12:00 a.m. on the day of the General Meeting, accrediting itself by following the instructions established therein. Only those attendees who have been accredited in the period indicated may speak and/or vote at the General Meeting.

c)	Accreditation of the delegation by the representative

In order for the representative to be able to attend the General Meeting telematically, he must accredit his delegation and identity to the Company by physically delivering or sending by post the Attendance, Proxy and Remote Voting Card, as well as a copy of the National Identity Document, Foreigner's Identity Number or Passport of the representative (legal entities that are shareholders must also attach a copy of the powers of attorney of the natural person who signs the Card or accredit their powers of attorney by any other legally valid means), at the addresses and within the periods established in the "Delegation and remote voting" section above or by granting the delegation through the Electronic Service enabled on the Bankia website (www.bankia.com) following the instructions set out therein, under the terms and deadlines set out in the "Proxies and Remote Voting" section above.

Without prejudice to the aforesaid accreditation, the representatives must also register on the Telematic Attendance Platform set up for this purpose on the website (www.bankia.com) and accredit themselves as telematic attendees under the same terms provided for in sections a) and b) above in relation to the shareholders.

2.	Exercise of the rights of intervention, information and proposal:

Shareholders or their representatives who, in exercise of their rights, wish to intervene telematically at the Meeting and, if appropriate, request such information or clarification as they may deem necessary regarding the items on the Agenda, the information accessible to the public that the Company has provided to the National Securities Market Commission since the last General Meeting was held and the auditor's report, or make such proposals as are permitted by Law, shall formulate their intervention or proposal in writing, sending an electronic communication with their intervention, with a maximum of 4,000 characters or by attaching their written intervention via the "Intervention" link on the Telematic Attendance Platform set up for this purpose on the website (www.bankia.com) from 8:00 a.m. on the day of the General Meeting until the Chairman of the Meeting opens the floor to speakers.

A telematic attendee who wishes his intervention to be recorded verbatim in the minutes of the Meeting must indicate this clearly and expressly in the text of the former.

The interventions of those attending by telematic means will be answered verbally during the General Shareholders' Meeting or in writing, within seven days of the meeting.

3.	Voting:

Votes on the proposals relating to items on the Agenda may be cast via the "Voting" link on the Telematic Attendance Platform set up for this purpose on the website (www.bankia.com) from the start of the General Meeting at 12:00 a.m. until the end of the voting period for the proposed resolutions at the Meeting, which will be indicated in due course during the Meeting.

With regard to the proposed resolutions on those matters not included in the Agenda that have been presented in the legally admissible cases, those attending by telematic means may cast their votes through the "Voting" link of the Telematic Attendance Platform enabled for this purpose on the website (www.bankia.com) from the moment these proposals are read out during the General Meeting and until the conclusion of the voting period for the proposed resolutions during the Meeting is declared, which will be indicated in due course during the Meeting.

4.	Exercise by the telematic attendees of their right to formulate protests or reservations about the constitution of the Meeting:

The shareholders or representatives attending the General Meeting telematically may register the protests or reservations they have about the constitution of the General Meeting by sending an electronic communication through the "Intervention" link of the Telematic Attendance Platform enabled for this purpose on the website (www.bankia.com).

5.	Leaving the meeting:

Those attending by telematic means who wish to state their express abandonment of the General Meeting must do so by sending an electronic communication through the "Intervention" link of the Telematic Attendance Platform set up for this purpose on the website (www.bankia.com). Once they have communicated their express wish to leave the meeting, all of their subsequent actions will be deemed not to have been taken.

6.	Other matters:

The Company shall not be liable for any damages that may be caused to the shareholder or representative as a result of the occasional unavailability of its website, as well as for breakdowns, overloads, line failures, connection failures or any other event of the same or similar nature, beyond the control of the Company, without prejudice to the adoption of the measures required in each situation, including the possible temporary suspension or extension of the General Meeting if necessary to guarantee the full exercise of their rights by the shareholders or their representatives.

INFORMATION REGARDING THE MERGER WITH CAIXABANK, S.A.

In connection with the merger by absorption of Bankia by CaixaBank, S.A. ("CaixaBank") referred to in point one of the Agenda, it is hereby noted that, in accordance with the provisions of article 39.1 of Law 3/2009 of 3 April 2009 on structural changes to companies, since 23 October 2020 the following documents have been posted on the Company's website (www.bankia.com), with the possibility of downloading and printing them:

(i)	The joint merger plan dated 17 September 2020.

(ii)	The reports of the directors of Bankia and CaixaBank on the joint merger plan.

(iii)	The report of the independent expert appointed by the Mercantile Registry of Valencia on the joint merger plan.

(iv)	The individual and consolidated annual accounts and management reports for the last three financial years (2017, 2018 and 2019) of Bankia and CaixaBank, as well as the corresponding reports of the auditors.

(v)	Bankia's semi-annual financial report required by the securities market legislation, closed on 30 June 2020, which replaces the merger balance sheet;

(vi)	The merger balance sheet of CaixaBank, which corresponds to that closed by CaixaBank on 30 June 2020, together with the corresponding report of the auditor.

(vii)	Current Bylaws of Bankia and CaixaBank.

(viii)	The full text of the Bylaws of CaixaBank, as the absorbing company, which will apply once the merger has been executed. These Bylaws will be the current Bylaws of CaixaBank (as set forth in Annex 1 to the joint merger plan), in which only the amount of the share capital (article 5 and section 1 of article 6 of the CaixaBank Bylaws) will be modified as a result of the merger to deal with the merger exchange.

(ix)	Identity of the directors of Bankia and CaixaBank, the date from which they took up their posts and the identity of the directors who will be proposed to join the Board of Directors of CaixaBank as a result of the merger.

In relation to the publication of the joint merger plan and for the purposes of article 32.3 of Law 3/2009, it is noted that it was inserted on the websites of Bankia and CaixaBank on 18 September 2020, the fact of said insertion having been published in the Official Gazette of the Commercial Registry.

In accordance with the provisions of article 40.2 of the aforesaid Law 3/2009, the legally required minimum information regarding the joint merger plan submitted to the General Meeting for approval under item one of the Agenda is set forth below:

(1ª)	Identification of the companies involved

Absorbing company: CaixaBank, S.A. with registered office at Calle Pintor Sorolla, 2-4, Valencia, registered in the Mercantile Registry of Valencia in Volume 10370, Folio 1, Page V-178351 and in the Special Registry of the Bank of Spain under number 2100 and with Tax Identification Code number A-08663619.

Absorbed company: Bankia, S.A., with registered office at Calle Pintor Sorolla nº 8, in Valencia, registered in the Mercantile Registry of Valencia in volume 9341, book 6623, folio 104, Page V-17274 and in the Special Registry of the Bank of Spain under number 2038 and with Tax Identification Code number A-14010342.

(2ª)	Type and procedure of exchange

The exchange ratio for the shares of the entities participating in the merger, which was determined on the basis of the actual value of the assets of CaixaBank and Bankia, will be 0.6845 newly-issued CaixaBank shares of one euro par value each, with the same characteristics and with the same rights as the CaixaBank shares existing at the time of issue, for each (one) Bankia share of one euro par value.

There is no provision for additional cash compensation under article 25 of the Law on Structural Changes to Companies.

CaixaBank will attend to the exchange of Bankia's shares, in accordance with the exchange ratio foreseen above, by means of newly issued ordinary shares.

To this end, CaixaBank will carry out a capital increase in the amount required to deal with the exchange of Bankia's shares by issuing and putting into circulation the necessary number of new ordinary shares of one euro par value each, of the same class and series as those currently in circulation, represented by book entries. In accordance with article 304.2 of the Corporations Act, there will be no pre-emptive subscription rights and the subscription of these shares will be reserved for holders of Bankia shares.

In application of article 26 of the Law on Structural Changes to Companies, it is noted that under no circumstances will Bankia's shares be exchanged for those held by CaixaBank or for those held by Bankia as treasury stock, and they will be redeemed.

Considering the total number of Bankia shares in circulation at the date of the joint merger plan that could be used in the exchange (i.e, 3,069,522,105 shares, each with a par value of one euro, less 31,963,300 treasury shares, which will be held as treasury stock until the execution of the merger and will therefore not be exchanged), the maximum number of CaixaBank shares to be issued in connection with the merger exchange is 2,079,209,002 ordinary shares of CaixaBank with a par value of one euro each, representing a capital increase with a total maximum par value of 2,079,209,002 euros. The amount of the capital increase could be reduced depending on Bankia's treasury stock or the shares of Bankia held by CaixaBank at the time of the merger.

CaixaBank will apply for the admission to trading of the new shares it issues to deal with the merger exchange on the Barcelona, Bilbao, Madrid and Valencia Stock Exchanges, for trading through the Spanish Stock Exchange Interconnection System (Continuous Market), complying with all the legally required procedures.

The exchange of Bankia shares for CaixaBank shares will be carried out once the required legal formalities have been completed, including approval of the planned merger by the General Shareholders' Meetings of both companies, compliance with the conditions precedent referred to in section 17 of the joint merger plan and registration of the merger deed at the Mercantile Registry of Valencia.

The exchange will take place from the date indicated in the exchange announcement to be published on the corporate websites of the merged companies and, as other relevant information, on the website of the CNMV. For this purpose, a financial institution will be designated to act as the exchange agent and will be indicated in the aforesaid announcements.

The exchange of Bankia shares for CaixaBank shares will be carried out through the institutions participating in Iberclear that are their depositories, in accordance with the procedures established for the book entry system, in accordance with the provisions of Royal Decree 878/2015 of 2 October 2015 on clearing, settlement and registration of book-entry securities, on the legal scheme for central securities depositories and central counterparties and on transparency requirements for issuers of securities admitted to trading on an official secondary market, and applying the provisions of article 117 of the Corporations Act where applicable.

As a result of the merger, Bankia's shares will be redeemed.

Bankia shareholders who hold a number of shares that, according to the agreed exchange ratio, does not entitle them to receive a whole number of shares in CaixaBank, may acquire or transfer shares so that the resulting shares entitle them to receive a whole number of shares in CaixaBank according to that exchange ratio.

Notwithstanding this, the companies involved in the merger have decided to establish a mechanism to ensure that the number of CaixaBank shares to be delivered to Bankia's shareholders by virtue of the exchange is a whole number.

This mechanism will consist of the designation of a financial entity as a "fractional share agent", which will act as a counterparty for the purchase of remnants or fractional shares. In this way, any Bankia shareholder that, according to the established exchange ratio and taking into account the number of Bankia shares held, is not entitled to receive a whole number of shares of CaixaBank or is entitled to receive a whole number of shares of CaixaBank and is not entitled to receive an additional share of CaixaBank, may transfer such excess shares of Bankia to the fractional share agent, which will pay him/her the cash value at the price determined in the exchange announcement.

Unless expressly instructed otherwise in writing, it will be understood that each Bankia shareholder will make use of the fractional share acquisition system provided for herein, without it being necessary for it to send instructions to the institution holding its shares, which will inform it of the result of the operation once it has been completed.

(3ª)	Contributions of ancillary or other services

Neither CaixaBank nor Bankia shareholders have made any contributions of services, nor are there any ancillary services, and therefore no compensation should be granted in this respect.

(4ª)	Special titles and rights

Within neither CaixaBank nor Bankia are there ancillary services, special privileged shares or persons with special rights other than the simple ownership of the shares. Therefore, no special rights or options are to be granted.

The shares of CaixaBank delivered to Bankia's shareholders as a result of the merger will not give their holders any special rights.

With regard to the outstanding issues of Bankia's Perpetual Non-Cumulative Contingent Convertible Additional Tier 1 Preferred Securities (issue of 19 September 2018 in the amount of €500,000,000 under ISIN code XS1880365975 and issue of 18 July 2017 in the amount of €750,000,000 under ISIN code XS1645651909), following the completion of the merger CaixaBank will be subrogated to and succeed Bankia as the issuer of these securities under their terms and conditions. Thus, once the merger deed has been registered in the Mercantile Registry of Valencia, all references to Bankia in the aforesaid issues must be understood to have been made to CaixaBank. Consequently, following the completion of the merger, the aforesaid securities will eventually become convertible into ordinary shares of CaixaBank (instead of Bankia), without prejudice to any adjustments to the floor price in accordance with the terms of the issues and the applicable regulations.

With regard to the rights of the beneficiaries (employees, executives and executive directors) of resolutions providing for remuneration in Bankia shares, after the effectiveness of the merger, CaixaBank will succeed Bankia as the obligor in relation to these remuneration resolutions. The rights in Bankia shares will be automatically converted into rights in CaixaBank shares, under the terms resulting from the exchange ratio established in the joint merger plan. All references to Bankia in the aforesaid remuneration resolutions shall be deemed to have been made to CaixaBank from the date of registration of the merger deed in the Mercantile Registry of Valencia.

(5ª)	Advantages attributed to independent experts or directors

No advantages shall be conferred on the directors of any of the entities involved in the merger or on the independent expert involved in the merger process.

(6ª)	Rights of the new shares

The new shares issued by CaixaBank to cover the merger exchange will be ordinary shares of the same and only class and series as those currently in circulation, enjoying the same rights from the date of registration of the merger deed in the Mercantile Registry of Valencia.

In particular, these new shares will, from the date of registration of the merger deed in the Mercantile Registry of Valencia, entitle their holders to participate in company earnings on the same terms as other holders of CaixaBank shares in circulation on that date.

(7ª)	Date of accounting effects

The date from which the operations of the absorbed company will be considered to have been carried out for accounting purposes on behalf of the absorbing company will be that resulting from the application of Rule 44 of Bank of Spain Circular 4/2017 of 27 November 2017 to credit institutions on public and confidential financial reporting standards and financial statement formats, Registration and Valuation Rule 19 of the General Accounting Plan, approved by Royal Decree 1514/2007 of 16 November 2007 and International Financial Reporting Standard 3.

In accordance with the aforesaid regulations in force on the date of the joint merger plan, the date of accounting effects of the merger will be the date on which, once the merger has been approved by the General Shareholders' Meetings of CaixaBank and Bankia, the last of the conditions precedent to which the effectiveness of the merger is subject is fulfilled in accordance with the provisions of section 17 of the joint merger plan, since this is the date on which the absorbing company is deemed to have acquired control of the absorbed company under the terms referred to in the aforesaid regulations.

(8ª)	Bylaws of the company resulting from the merger

As a result of the merger, it will not be necessary to amend CaixaBank's Bylaws except for the amount of share capital as a result of the capital increase to deal with the merger exchange.

(9ª)	Valuation of the assets and liabilities of the absorbed company

As a result of the merger by absorption of Bankia by CaixaBank, Bankia will be dissolved without liquidation and will see all its assets and liabilities transferred en bloc to CaixaBank.

It is noted that the figures for Bankia's assets and liabilities are those resulting from the semi-annual financial report at 30 June 2020, without prejudice to the fact that these assets and liabilities transferred by Bankia to CaixaBank will be recorded in CaixaBank's accounts at their fair value as from the date of accounting effects of the merger, in accordance with section 6 of the joint merger plan.

(10ª)	Dates of the merging companies' accounts used to establish the conditions of the merger

In the case of CaixaBank, for the purposes of article 36.1 of the Law on Structural Changes to Companies, the balance sheet closed by CaixaBank on 30 June 2020 shall be deemed to be the merger balance sheet.

In the case of Bankia, the merger balance sheet will be replaced by the semi-annual financial report required by the securities market legislation, closed on 30 June 2020 and made public by Bankia, in accordance with article 36.3 of the Law on Structural Changes to Companies.

For the purposes of article 31.10 of the Law on Structural Changes to Companies, it is noted that the financial statements of the merging companies for the year ended 31 December 2019 have been taken into consideration.

(11ª)	Consequences on employment, gender impact on management bodies and impact on corporate social responsibility

In accordance with article 44 of the consolidated text of the Workers' Statute Law, approved by Royal Legislative Decree 2/2015 of 23 October 2015, which regulates substitution of employers, CaixaBank will be subrogated to the labour rights and obligations of Bankia employees.

The entities participating in the merger shall comply with their obligations to inform and, where appropriate, consult with the legal representatives of the employees of each of them, in accordance with the provisions of labour law. The proposed merger shall also be notified to the appropriate public bodies, in particular the General Treasury of Social Security.

After the execution of the merger, the merged entity will complete the analysis of the overlaps, duplications and economies of scale resulting from the process, without any decision having been taken by this date regarding the labour-related measures that it will be necessary to adopt to proceed with the integration of staff as a result of the merger. In any case, the integration of staff shall be carried out in accordance with the procedures legally provided for in each case, and in particular with regard to the rights of information and consultation of the employees' representatives, holding the corresponding meetings and negotiations with them in order to develop the aforesaid integration of staff with the greatest possible agreement between the parties.

It is expected that the merger will bring about changes in the composition of the board of directors of the absorbing company that will affect its structure from the point of view of its distribution by gender.

In any case, the proposed structure would comply with recommendation 14 of the Good Governance Code, as the percentage of female directors would be above 30%.

It is not expected that CaixaBank's current corporate social responsibility policy will be modified as a result of the merger covered by the joint merger plan.

As provided for in the merger plan, the effectiveness of the merger is conditional upon:

a)	The authorisation of the Minister for Economic Affairs and Digital Transformation in accordance with the twelfth additional provision of Law 10/2014 of 26 June 2014 on the regulation, supervision and solvency of credit entities.

b)	The authorisation of the National Commission on Markets and Competition of the economic concentration resulting from the merger in accordance with the provisions of Law 15/2007 of 3 July 2007 on the defence of competition and related regulations.

c)	Non-opposition by the General Directorate of Insurances and Pension Funds, the CNMV and the Bank of Spain to the acquisition by CaixaBank, on the occasion of the merger, of significant holdings in companies subject to their supervision, either because the non-opposition is expressly stated or because the maximum period established in the applicable regulations has elapsed without the opposition having been expressed.

d)	Non-opposition by the European Central Bank to the acquisition of significant holdings by CaixaBank, on the occasion of the merger, either because no opposition has been expressly expressed or because the maximum period established in the applicable regulations has elapsed without opposition having been expressed.

e)	Authorisation of or, where appropriate, non-opposition by the relevant supervisory authorities (including, in particular, the European Central Bank, the Bank of Spain, the General Directorate of Insurances and Pension Funds and the CNMV) to the acquisition by those who will be shareholders of CaixaBank following the merger of significant indirect holdings in companies in which CaixaBank has an interest and which are subject to the supervision of those authorities.

OTHER DOCUMENTS AVAILABLE ON THE WEBSITE

Independently of the right to information and in addition to the documentation indicated in the previous section, from the date of publication of this notice of call the following documents, among others, are available without interruption on the Company's website (www.bankia.com):

(i)	This notice of call.

(ii)	The total number of shares and voting rights as at the date the General Meeting is called.

(iii)	The full text of the proposed resolutions for the points on the General Meeting Agenda.

(iv)	Instructions for attending the General Meeting, either physically or electronically, prior proxy granting and remote voting

(v)	Form of Attendance, Proxy and Remote Voting Card.

(vi)	Regulations of the Shareholders Electronic Forum.

(vii)	Right to Information.

(viii)	Bylaws.

(ix)	General Meeting Regulations.

(x)	Board of Directors Regulations.

(xi)	Regulations of the Audit and Compliance Committee.

(xii)	Regulations of the Appointments and Responsible Management Committee.

(xiii)	Regulations of the Remuneration Committee.

(xiv)	FAQs, including, amongst other items, information on the location where the General Meeting will be held and on telematic attendance.

(xv)	The valid requests for information, clarifications or questions submitted by the shareholders pursuant to their right of information and the replies provided by the directors.

RIGHT TO INFORMATION

As from the date the notice of call is published, shareholders may examine (in the Service Offices of the General Meeting located at Calle Pintor Sorolla nº 8, 46002 Valencia (registered office) or at Paseo de la Castellana nº 189, 28046 Madrid, Monday to Friday, from 9:00 am to 14:00 pm), or request that they be sent, immediately and free of charge, a copy of the verbatim texts of the proposed resolutions on the Agenda already approved by the Board of Directors and such prescribed reports as may relate to the points on the Agenda.

In accordance with the provisions of articles 197 and 520 of the Corporations Act and article 7 of the Regulations of the General Meeting of Shareholders of the Company, from the publication of the notice of call of the General Meeting and up to and including the fifth day prior to the date scheduled for the meeting, shareholders may request information or clarification or formulate, in writing, the questions they consider pertinent regarding the matters included on the Agenda of the General Meeting, regarding the information accessible to the public that the Company has provided to the National Securities Market Commission since the last General Meeting was held, and regarding the auditor's report.

Requests for information must be addressed in writing to the Service Offices of the General Meeting at the addresses indicated above and either delivered by hand to the Service Offices of the General Meeting from Monday to Friday from 9:00 to 14:00 or else sent by post or electronic means using the Electronic Service provided on the Company’s corporate website (www.bankia.com), in which case, in order to provide the system with the appropriate guarantees of authenticity and identification of the shareholders exercising their right to information, the shareholder must use an advanced or recognised electronic signature, as specified in the Electronic Signature Law 59/2003 of 19 December, based on either a recognised electronic certificate for which there is no record of its having been revoked and that has been issued by the Royal Spanish Mint (FNMT-RCM), or an electronic ID number. Whichever means is used for sending the requests for information, shareholders’ requests must include their name and surname (or company name), taxpayer identification number and proof of the shares held, so that this information can be checked against the list of shareholders and the number of shares appearing in each shareholder’s name provided by Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (Iberclear). Unless the shareholder specifies otherwise, the Company may handle the requests for information it receives by replying to the shareholder who sent it using the latter’s email address. Furthermore, for the purposes of exercising their rights, persons with disabilities and the elderly, and any other shareholders who so desire, may also request information by contacting the Service Offices of the General

Shareholders Meeting by telephone (+34 91 787 75 75 and +34 91 602 46 75, from Monday to Friday from 8:00 am to 22:00 pm).

In view of the limitations in effect at any given time as a result of the situation generated by COVID-19, it is recommended that shareholders wishing to make requests for information send their request by post or telematically through the Electronic Service provided on the Company's corporate website (www.bankia.com), since such limitations, while they exist, may restrict access to the Company's registered office or to its offices at Paseo de la Castellana no. 189.

Valid requests for information or clarification or questions made in writing, and the directors’ answers provided in writing, shall be included on the Company’s website.

Shareholders may verbally request during the General Meeting any information or clarification they deem necessary regarding the items on the agenda, the information accessible to the public that the Company has provided to the National Securities Market Commission since the last General Meeting, and the auditor's report. In relation to valid oral requests for information or clarification made during the General Meeting that are not satisfied at that time, the Board of Directors will provide such information in writing within seven days following the conclusion of the General Meeting. In relation to the exercise of the right to information by those attending the General Meeting by telematic means, the instructions set out in the "Telematic Assistance to the General Meeting" section of this announcement must be followed.

Where the information requested in a particular question is already clearly, expressly and directly available to all shareholders in question-and-answer format on the Company’s corporate website (www.bankia.com), the directors may limit their reply to referring to that information. Also, pursuant to the provisions of article 197 of the Corporations Act and article 7.4 of the Company’s General Meeting Regulations, it is hereby stated that the directors shall not be obliged to provide the aforesaid information, when (i) the information is not necessary for the protection of the rights of the shareholder, or there are objective reasons to conclude that it may be used other than for corporate purposes, or its disclosure is harmful to the company or the related companies, (ii) the request does not refer to items on the Agenda or to the information accessible to the public provided by the National Securities Markets Commission since the holding of the most recent General Meeting or to the last audit report, (iii) the information may for any reason be considered abusive or contrary to the principles of equal treatment of shareholders, or (iv) for other reasons established by law or in the Bylaws. Information cannot be refused if the request is by shareholders representing at least 25% of capital.

SPECIAL INFORMATION TOOLS

In accordance with article 539.2 of the Corporations Act, Bankia has set up on its corporate website (www.bankia.com) a Shareholders Electronic Forum (hereinafter the "Forum"), which can be accessed with the appropriate safeguards by all individual shareholders and by any voluntary associations of shareholders that may be set up in accordance with the provisions of article 539.4 of the Corporations Act.

The Forum may publish initiatives to achieve a sufficient percentage to exercise a minority right provided for by law, as well as offers or requests for voluntary representation.

The Forum is not a mechanism for on-line conversations between shareholders, nor a place for virtual debate. Nor does the Forum constitute a communication channel between the Company and its shareholders. The Forum is set up for the purpose of facilitating communication between Bankia shareholders from the time the General Meeting is called until it is held.

After entering the Forum via the Bankia website (www.bankia.com), shareholders must identify themselves, by using their electronic signature based on an Electronic Certificate of User issued by the Spanish Royal Mint (FNMT–RCM) or the electronic DNI. Legal persons and non-residents of Spain should consult the Service Office of the General Meeting in order to adapt, with the requisite safeguards, the mechanisms for participating in the Shareholders Electronic Forum. As from the date of publication of the notice of the call, the necessary information and requirements for participating in the Forum may be consulted on the Bankia website (www.bankia.com). Access to the Forum and the terms and conditions for its use and operation will be governed by the provisions of this call of General Meeting and in the operating rules for the Shareholders Electronic Forum, which may be consulted on the Bankia website.

NOTARY PARTICIPATION IN THE GENERAL MEETING

The Board of Directors has requested the presence of a public Notary to write up the minutes of the General Meeting, in accordance with the terms of article 203 of the Corporate Enterprises in conjunction with article 101 of the Regulations of the Mercantile Registry and article 4.2 of the General Meeting Regulations.

STREAMING OF THE GENERAL SHAREHOLDERS MEETING

The General Meeting is expected to be broadcast live (streaming) via the corporate website (www.bankia.com).

PROTECTION OF PERSONAL DATA

The personal data that shareholders or their representatives submit to Bankia for purposes of exercising their General Meeting information, attendance, proxy and voting rights, or that are provided by the banks and securities brokers and dealers that hold the shares of those shareholders in custody via Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A.U. (Iberclear), will be processed and entered in databases of Bankia (C/Pintor Sorolla, 8, 46002, Valencia and CIF A14010342), for the purpose of managing the pursuit, development and control of the shareholder relationship and, where applicable, the representation relation that exists, on the basis of compliance with the legal obligations set out in the Law on Corporate Enterprises. All personal data included in the Attendance, Proxy and Remote Voting Card are necessary and mandatory in order to exercise attendance, proxy and voting rights, and participate in the presentation phase, if so requested. If the Card is not properly filled out, Bankia may refuse to perform the actions indicated above.

The shareholders will be responsible for obtaining the consent of the representatives they designate, if proxies are granted, in order for their personal information to be processed by Bankia for the aforesaid purpose.

The details may be notified to the Notary who will attend the General Meeting and to third parties in exercise of the right of information provided for under law, or made accessible to the public to the extent that they form part of the documentation available on the Company website (www.bankia.com) or are stated at the General Meeting, which may be the subject of audio-visual recording and public broadcast on the website.

By attending the General Meeting, participants give their consent to such recording and broadcasting. Shareholders or shareholder representatives who are data subjects may at all times exercise their rights of portability, access, rectification, cancellation, objection and limitation by e-mailing their written request to such effect, with proof of their identity, to

protecciondedatos@bankia.com or to the postal address Apartado de Correos 61076 Madrid 28080, indicating "Protección de datos-Accionistas" as reference.

ADDITIONAL INFORMATION DERIVED FROM THE CURRENT PUBLIC HEALTH RISK SITUATION CAUSED BY THE COVID-19 PANDEMIC

In anticipation of the evolution of the situation arising from Covid-19, in accordance with Royal Decree-Law 8/2020 of 17 March 2020 on extraordinary urgent measures to deal with the economic and social impact of Covid-19 and the joint communiqué of the Registrars Association and the National Securities Market Commission published on 28 April 2020, in the event that on the dates provided for the holding of the General Meeting, 1 December on first call, and 2 December on second call, if a situation arises that makes it advisable and it is in accordance with current regulations, the Board of Directors may resolve that the General Meeting be held exclusively by electronic means, i.e. without the physical attendance of shareholders and their representatives, on the same dates and at the same time as provided in this announcement, the following rules being applied:

1.	Shareholders may exercise their rights, in person or by proxy, only by remote means of communication prior to the General Meeting or by telematic means under the terms set forth in this announcement.

2.	The Chairman shall only invite or authorise the attendance at the General Meeting of the internal and external collaborating personnel who are essential to make the holding of the General Meeting possible.

3.	The members of the Board of Directors will attend the General Meeting on the terms established in article 180 of the Corporations Act and in article 9.2 of the Regulations of the General Meeting. In this regard, the members of the Board of Directors may attend the meeting by audio or video conference, the meeting being deemed to have taken place at the registered office regardless of the location of the Chairman of the Meeting.

4.	The Notary may provide telematic assistance using real-time remote means of communication that adequately guarantee the fulfilment of the notary's function. The notarial act will be disseminated by the Company through its publication on the corporate website (www.bankia.com).

5.	In any case, the Board of Directors shall inform the shareholders and the markets in general in a timely manner, making the corresponding announcement complementary to this notice of the call of the General Meeting within the five days prior to the date scheduled for the meeting on first call.

Valencia, 23 October 2020

General Secretary and Secretary of the Board of Directors

Miguel Crespo Rodríguez